EXHIBIT 99.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Auburn Bancorp, Inc.
Auburn, Maine

As Of:
February 15, 2008

Prepared By:

Keller & Company, Inc.
555 Metro Place North
Suite 524
Dublin, Ohio 43017
(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Auburn Bancorp, Inc.
Auburn, Maine

As Of:
February 15, 2008

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

March 10, 2008

Board of Directors
Auburn Savings Bank
256 Court Street
Auburn, Maine 04212

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the to-be-issued stock of Auburn Bancorp, Inc. (the “Corporation”), which is the mid-tier holding company of Auburn Savings Bank, FSB, Auburn, Maine, (“Auburn Savings” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering, with Auburn Bancorp, MHC, a federally chartered mutual holding company, to own approximately 55 percent of the shares of the Corporation and the remaining 45 percent of the shares of the Corporation will be offered to the public. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data and material provided to us by the Corporation, Auburn Savings and the independent auditors, Berry, Dunn, McNeil & Parker, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Corporation and the Bank, with the law firm of Nutter, McClennen & Fish LLP, the Bank’s conversion counsel, and with Berry, Dunn, McNeil & Parker. Further, we viewed the Corporation’s local economy and primary market area.

Board of Directors
Auburn Bancorp, Inc.
March 10, 2008

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of February 15, 2008, the pro forma market value or appraised value of Auburn Bancorp, Inc. was $5,900,000 at the midpoint of the valuation range, with a minority public offering of $2,655,000 or 265,500 shares at $10 per share.

Very truly yours,

KELLER & COMPANY, INC.

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Balance Sheets - At December 31, 2007, and June 30, 2007	69
2	Balance Sheets - At June 30, 2003 through 2006	70
3	Statement of Income for the Six Months Ended December 31, 2007 and 2006, and the Year Ended June 30, 2007	71
4	Statements of Income for the Years Ended June 30 2003 through 2006	72
5	Selected Consolidated Financial Information	73
6	Income and Expense Trends	74
7	Normalized Earnings	75
8	Performance Indicators	76
9	Volume/Rate Analysis	77
10	Yield and Cost Trends	78
11	Net Portfolio Value	79
12	Loan Portfolio Composition	80
13	Loan Maturity Schedule	81
14	Loan Originations and Sales	82
15	Delinquencies Loans	83
16	Nonperforming Assets	84
17	Classified Assets	85
18	Allowance for Loan Losses	86
19	Investment Securities	87
20	Mix of Deposits	88
21	Time Deposits By Maturity	89
22	Deposit Activity	90
23	Borrowed Funds	91
24	Offices of Auburn Savings Bank	92
25	Directors and Management of the Bank	93
26	Key Demographic Data and Trends	94
27	Key Housing Data	95
28	Major Sources of Employment	96
29	Unemployment Rates	97
30	Market Share of Deposits	98
31	National Interest Rates by Quarter	99
32	Thrift Stock Prices and Pricing Ratios	100
33	Key Financial Data and Ratios	107
34	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	115
35	Key Financial Data and Ratios - Mutual Holding Companies	118

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

36	Recent First Stage Mutual Holding Company Offerings	121
37	Acquisitions and Pending Acquisitions	122
38	Comparable Group Selection - Mutual Holding Companies	123
39	Balance Sheet Totals - Final Comparable Group	124
40	Balance Sheet - Asset Composition	125
41	Balance Sheet - Liability and Equity	126
42	Income and Expense Comparison	127
43	Income and Expense Comparison as a Percent of Average Assets	128
44	Yields, Costs and Earnings Ratios	129
45	Dividends, Reserves and Supplemental Data	130
46	Comparable Group Financial and Per Share Data Current Mutual Holding Company Structure	131
47	Comparable Group Share and Market Data Current Mutual Holding Company Structure	132
48	Comparable Group Share and Market Data Pro Forma Second Stage Conversion	133
49	Comparable Group Ratios - Full Conversion	134
50	Valuation Analysis and Calculation - Full Conversion	135
51	Projected Effect of Conversion Proceeds - Minimum - Full Conversion	136
52	Projected Effect of Conversion Proceeds - Midpoint - Full Conversion	137
53	Projected Effect of Conversion Proceeds - Maximum - Full Conversion	138
54	Projected Effect of Conversion Proceeds - Maximum, as Adjusted - Full Conversion	139
55	Summary of Valuation Premium or Discount - Full Conversion	140
56	Comparable Group Ratios - Minority Offering	141
57	Valuation Analysis and Calculation - Minority Offering	142
58	Projected Effect of Conversion Proceeds - Minimum - Minority Offering	143
59	Projected Effect of Conversion Proceeds - Midpoint - Minority Offering	144
60	Projected Effect of Conversion Proceeds - Maximum - Minority Offering	145
61	Projected Effect of Conversion Proceeds - Maximum, as Adjusted - Minority Offering	146
62	Summary of Valuation Premium or Discount - Minority Offering	147

ALPHABETICAL EXHIBITS

A	Background and Qualifications	148
B	RB 20 Certification	151
C	Affidavit of Independence	152

INTRODUCTION

          Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this amended Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Auburn Bancorp, Inc. (the “Corporation”), formed as a mid-tier holding company to own all of the common stock of Auburn Savings Bank, FSB (“Auburn” or the “Bank”), Auburn, Maine. Under the Plan of Conversion, the Corporation will be majority owned by Auburn Bancorp, MHC, which will own 55.0 percent of the Corporation. The Corporation will sell to the public 45.0 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering.

          The Application for Conversion is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). We have reviewed such Application for Conversion as well as the Prospectus and related documents, and have discussed them with the Bank’s management and the Bank’s conversion counsel, Nutter McClennen & Fish LLP, Boston, Massachusetts.

          This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion of each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

          We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length

Introduction (cont.)

transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

          As part of our appraisal procedure, we have reviewed the audited financial statements for the five years ended June 30, 2007, and the unaudited financial statements for the six months ended December 31, 2006 and 2007, and discussed them with Auburn’s management and with Auburn’s independent auditors, Berry, Dunn, McNeill & Parker, Portland, Maine. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form S-1 and the Bank’s preliminary Forms MHC-1 and MHC-2 and discussed them with management and with the Bank’s conversion counsel.

          To gain insight into the Bank’s local market condition, we have visited Auburn’s main office and branch office and have traveled the surrounding area in Androscoggin County. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Maine and the United States. We have also examined the competitive market within which Auburn operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

          We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Auburn to those selected institutions.

          Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based

Introduction (cont.)

on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.        DESCRIPTION OF AUBURN SAVINGS BANK, FSB

GENERAL

          Auburn Savings Bank, FSB was organized in 1887 as a state-chartered mutual savings and loan association with the name Auburn Building and Loan Association. In 2006, Auburn converted to a federal mutual savings bank and changed its name to Auburn Savings Bank, FSB. The Bank will file for approval to form a mid-tier stock holding company with the name Auburn Bancorp, Inc., which will own all of the stock of the Bank. The Bank’s planned mutual holding company, Auburn Bancorp, MHC, will own 55.0 percent of Auburn Bancorp, Inc.

          Auburn conducts its business from its main office in Auburn and its branch office in Lewiston, Maine. The Bank’s primary market area is focused on Androscoggin County. The Bank has no additional loan production offices. The Bank also has no active subsidiaries.

          Auburn’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Auburn is a member of the Federal Home Loan Bank (the “FHLB”) of Boston and is regulated by the OTS and by the FDIC. As of December 31, 2007, Auburn had assets of $63,458,000, deposits of $44,991,000 and equity of $4,481,000.

          Auburn has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Auburn has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 34.2 percent of its loan originations during the year ended June 30, 2007. One- to four-family loan originations represented a lesser 31.1 percent of loan originations during the six months ended December 31, 2007.

          At December 31, 2007, 57.3 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a larger 61.6

General (cont.)

percent at June 30, 2006, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, home equity loans, consumer loans, and commercial loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

          The Bank had cash and investments of $5.5 million, or a moderate 8.7 percent of its assets, excluding FHLB stock of $901,100 or 1.42 percent of assets at December 31, 2007. The Bank had $530,000 of its investments in mortgage-backed and related securities representing 0.8 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

          The total amount of stock to be sold by the Corporation in the minority stock offering will be $2,655,000 or 265,500 shares at $10 per share, representing 45 percent of the midpoint fully converted appraised value of $5.9 million. The net conversion proceeds will be $2.0 million, net of conversion expenses of approximately $671,000. The actual cash proceeds to the Bank of $1.3 million will represent 64.9 percent of the net conversion proceeds. The ESOP will represent 7.6 percent of the gross shares issued in the minority offering or 20,237 shares at $10 per share, representing $202,370 or 3.43 percent of the total value. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP and to invest in short-term deposits.

          The Bank has experienced a modest deposit increase over the past two fiscal years with deposits increasing 8.2 percent from June 30, 2005, to June 30, 2007, or an average of 4.1 percent per year. From June 30, 2007, to December 31, 2007, deposits then increased by $112,000 or 0.2 percent compared to a decrease of $30,000 or 0.3 percent in fiscal year 2007.

General (cont.)

          The Bank has focused on strengthening its loan activity during the past two years, on monitoring its net interest margin and earnings, on controlling its nonperforming assets and on maintaining a reasonable equity to assets ratio. Equity to assets increased from 6.49 percent of assets at June 30, 2006, to 6.97 percent at June 30, 2007, and then increased to 7.06 percent at December 31, 2007. It should be noted that total equity increased in dollars from $4.2 million at June 30, 2006, to $4.5 million at December 31, 2007, and represented a higher ratio to assets due to an increase in equity combined with a decrease in assets during that period.

          The primary lending strategy of Auburn has been to focus on the origination of residential real estate loans and commercial real estate loans, with a recent increase in commercial loan activity.

          The Bank’s share of one- to four-family residential mortgage loans decreased modestly from 61.6 percent of gross loans at June 30, 2006, to 57.3 percent as of December 31, 2007. Multi-family and commercial real estate loans increased from 11.5 percent of loans to 16.2 percent from June 30, 2006, to December 31, 2007. All types of real estate loans as a group experienced a minimal decrease, declining from 96.6 percent of gross loans at June 30, 2006, to 96.4 percent at December 31, 2007. The high share of real estate loans was offset by the Bank’s minimal share of commercial and consumer loans, which exclude home equity loans. The Bank’s share of consumer loans experienced a slight increase in their share of loans from 1.00 percent at June 30, 2006, to 1.01 percent at December 31, 2007, and the dollar balance of consumer loans increased from $542,000 to $552,000. The Bank’s share of commercial loans increased from 2.39 percent at June 30, 2006, to 2.63 percent at December 31, 2007.

          Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain higher general valuation allowances, but recognizing the Bank’s lower balance of higher risk loans and lower charge-offs. At June 30, 2006, Auburn had $290,000 in its loan loss allowance

General (cont.)

or 0.54 percent of gross loans, and 305.3 percent of nonperforming assets with the allowance increasing to $309,000 and representing a higher 0.56 percent of gross loans and 249.2 percent of nonperforming assets at December 31, 2007.

          The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with less emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to continue to increase noninterest income.

PERFORMANCE OVERVIEW

          The financial position of Auburn at December 31, 2007, and at year end June 30, 2003 through 2007, is shown in Exhibits 1 and 2, and the earnings performance of Auburn for the six months ended December 31, 2006 and 2007, and for the years ended June 30, 2003 through 2007, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data for Auburn at June 30, 2006 and 2007, and at December 31, 2007. It has been Auburn’s objective to increase its loans, deposits, and equity from June 30, 2006, through December 31, 2007. The most recent impact of these trends, recognizing the stable trend in interest rates, was a modest decrease in assets, FHLB advances and investments with deposits remaining stable, partially offset by an increase in loans from June 30, 2006, to December 31, 2007. Auburn also experienced a modest increase in the dollar amount of equity during that period. The Bank’s decrease in assets was $712,000 or 1.1 percent from June 30, 2006, to December 31, 2007.

          During the past two fiscal years, the Bank experienced its larger dollar increase in assets of $5.0 million in fiscal year 2006, which represented a moderate 8.4 percent increase in assets due to a $5.8 million increase in loans, reduced by a $651,000 decrease in cash and investments. Such increase in assets was followed by a $1.8 million or 2.8 percent decrease in fiscal 2007 and then a $1.1 million or 1.7 percent increase in assets in the six months ended December 31, 2007.

          Auburn’s loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $54.0 million at June 30, 2006, to $53.1 million at June 30, 2007, and represented a total decrease of $870,000 or 1.6 percent. For the six months ended December 31, 2007, loans increased by $1.7 million or 3.2 percent to $54.9 million.

          Auburn has obtained funds through deposits and through the use of FHLB advances. The Bank’s competitive rates for deposits and two offices in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits decreased a minimal $130,000 or 0.3 percent from June 30, 2006, to June 30, 2007. For the six months ended December 31, 2007, deposits increased by $112,000 or 0.2 percent. The Bank’s largest

Performance Overview (cont.)

deposit growth period was in the year ended June 30, 2006, when deposits increased $3.5 million or a moderate 8.4 percent.

          The Bank experienced an increase in the dollar amount of its equity in fiscal years 2006 and 2007, and also experienced a modest increase in equity from June 30, 2007, through December 31, 2007. The dollar amount of equity increased 4.5 percent from June 30, 2006, to June 30, 2007, and then increased 3.0 percent from June 30, 2007, through December 31, 2007. At June 30, 2006, the Bank had equity of $4.2 million, representing a 6.49 percent equity to assets ratio and then increased to $4.3 million at June 30, 2007, representing a higher 6.97 percent equity to assets ratio due to the Bank’s decrease in assets. At December 31, 2007, equity was a higher $4.5 million and a higher 7.06 percent of assets due to the Bank’s increase in equity at December 31, 2007, compared to June 30, 2007.

INCOME AND EXPENSE

          Exhibit 6 presents selected operating data for Auburn, providing selected income and expense data in dollars for the fiscal years of 2006 and 2007 and for the six months ended December 31, 2006 and 2007.

          Auburn experienced a modest increase in its dollar amount of interest income from fiscal 2006 to fiscal 2007. Interest income was $3.46 million in 2006 and a larger $3.91 million in 2007, representing an increase of $443,000 or 12.8 percent.

          The Bank’s interest expense also experienced an increase from fiscal year 2006 to 2007. Interest expense increased from $1.91 million in 2006 to $2.34 million in 2007, representing an increase of $429,000 or 22.5 percent, resulting in an increase in net interest income. Net interest income increased $13,000 from 2006 to 2007. In the six months ended December 31, 2007, compared to the six months ended December 31, 2006, there was a modest increase in interest

Income and Expense (cont.)

income of $70,000, notwithstanding the increase in interest expense of $62,000, resulting in a dollar increase in net interest income of $8,000 or 7.8 percent for the six months ended December 31, 2007, and a minimal increase in net interest margin.

          The Bank has made provisions for loan losses in each of the past two fiscal years of 2006 and 2007. The Bank had a credit to provisions in the six months ended December 31, 2007. The provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, repossessed assets, and industry norms. The Bank had provisions of $61,500 and $34,000 in fiscal years 2006 and 2007, respectively, and a credit of $7,024 in the six months ended December 31, 2007. The Bank had no charge-offs in fiscal 2006, with net charge-offs of $1,000 in the other two periods. The impact of these provisions and net charge-offs has been to provide Auburn with a general valuation allowance of $309,000 at December 31, 2007, or 0.56 percent of gross loans and 249.2 percent of nonperforming assets.

          Total other income or noninterest income indicated an increase from fiscal year 2006 to 2007. In the year ended June 30, 2006, noninterest income was $83,000 or 0.13 percent of assets. In the year ended June 30, 2007, noninterest income was a larger $112,000, representing a higher 0.18 percent of assets with the increase due primarily to a $19,000 gain on the sale of loans. For the six months ended December 31, 2007, noninterest income was $77,000 or 0.12 percent of assets, annualized. Noninterest income consists primarily of service charges, loan servicing fees, other income, and gains on the sale of investments and loans.

          The Bank’s general and administrative expenses or noninterest expenses increased from $1.41 million for the fiscal year of 2006 to $1.48 million for the fiscal year ended June 30, 2007, representing an increase of 4.46 percent. On a percent of average assets basis, operating expenses increased from 2.29 percent of average assets for the fiscal year ended June 30, 2006, to 2.33 percent for the fiscal year ended June 30, 2007, and then increased to 2.43 percent for the six months ended December 31, 2007, annualized.

Income and Expense (cont.)

          The net earnings position of Auburn has indicated minimal volatility. The annual net income figures for the fiscal years ended June 30, 2006 and 2007, were $126,000 and $120,000, respectively, representing returns on average assets of 0.19 percent and 0.20 percent for fiscal years 2006 and 2007, respectively. For the six months ended December 31, 2007, Auburn had net income of a lesser $84,000, representing a return on average assets of 0.27 percent, annualized.

          Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended December 31, 2007. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There was one adjustment to earnings, eliminating the Bank’s $7,024 recovery to provision for loan losses and applying a tax rate of 29.88 percent, resulting in a change in Auburn’s net income of $6,000 to a lower $129,000 from $135,000.

          Key performance indicators, including asset quality ratios and capital ratios are shown in Exhibit 8. The Bank’s return on assets decreased slightly from 0.21 percent in 2006, to 0.19 percent in fiscal year 2007 and then increased to 0.27 percent in the six months ended December 31, 2007, annualized.

          The Bank’s lower return on average equity decreased from 2006 to 2007. The return on average equity decreased from 3.01 percent in 2006 to 2.77 percent in fiscal year 2007 and than increased to a higher 3.73 percent for the six months ended December 31, 2007, annualized.

          The Bank’s net interest rate spread decreased from 2.49 percent in 2006 to 2.38 percent in 2007 and then increased to 2.39 percent for the six months ended December 31, 2007, annualized. The Bank’s net interest margin indicated a similar trend, decreasing from 2.70 percent in 2006 to 2.67 percent in 2007, and then increased to 2.68 percent for the six months ended December 31, 2007. Auburn’s net interest rate spread decreased 11 basis points from 2006 to 2007 and then increased 1 basis point in the first six months of fiscal 2008. The Bank’s

Income and Expense (cont.)

net interest margin followed a more stable trend, decreasing 3 basis points from 2006 to 2007 and then increased 1 basis point in the first six months of fiscal 2008.

          Auburn’s ratio of interest-earning assets to interest-bearing liabilities increased modestly from 106.50 percent at June 30, 2006, to 107.13 percent at December 31, 2007. The Bank’s increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s increase in its equity ratio.

          As discussed previously, the Bank’s ratio of noninterest expenses to average assets increased from 2.33 percent in fiscal year 2006 to 2.38 percent in fiscal year 2007 and to 2.43 percent for the six months ended December 31, 2007, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income, referred to as the “efficiency ratio.” The industry norm is 59.9 percent with a lower ratio indicating greater efficiency. Historically, the Bank has been characterized by lower efficiency, reflected in its higher efficiency ratio, which increased from 86.32 percent in 2006 to 87.86 percent in 2007, decreasing slightly to 87.23 percent for the six months ended December 31, 2007, annualized.

          Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a fundamental indicator of asset quality. Auburn experienced no change in its ratio of nonperforming assets to both loans and total assets from 2006 to 2007, and then a slight increase in the six months ended December 31, 2007. Nonperforming assets consist of real estate owned, loans delinquent 90 days or more but still accruing, and nonaccruing loans. At December 31, 2007, Auburn’s nonperforming assets consisted of real estate owned. The ratio of nonperforming assets to total assets was 0.20 percent at December 31, 2007, increasing from 0.15 percent at June 30, 2006.

Income and Expense (cont.)

          Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.54 percent of loans at June 30, 2006, and a higher 0.56 percent at December 31, 2007. Auburn’s allowance for loan losses to nonperforming loans was not meaningful at June 30, 2006, and also at December 31, 2007, due to the absence of nonperforming loans.

          Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2007 and the six months ended December 31, 2007. In fiscal year 2007, net interest income increased $31,000, due to an increase in interest income of $444,000, reduced by a $413,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $116,000, accented by an increase due to rate of $328,000. The increase in interest expense was due to a $368,000 increase due to rate, accented by a $45,000 increase due to volume.

          For the six months ended December 31, 2007, net interest income increased $11,000, due to an increase in interest income of $132,000, reduced by a $121,000 increase in interest expense. The increase in interest income was due to an increase due to rate of $180,000, reduced by a decrease due to volume of $48,000. The increase in interest expense was due to a $174,000 increase due to rate, reduced by a $53,000 decrease due to volume.

YIELDS AND COSTS

          The overview of yield and cost trends for the fiscal years ended June 30, 2006 and 2007, the six months ended December 31, 2006 and 2007 and at December 31, 2007, can be seen in Exhibit 10, which offers a summary of yields on interest-earning assets and costs of interest-bearing liabilities.

Yields and Costs (cont.)

          Auburn’s weighted average yield on its loan portfolio increased 54 basis points from fiscal year 2006 to 2007, from 6.31 percent to 6.85 percent and then increased 30 basis points to 7.15 percent for the six months ended December 31, 2007. The yield on investment and mortgage-backed securities increased 28 basis points from fiscal year 2006 to 2007, from 4.47 percent to 4.75 percent and then decreased 43 basis points to 4.32 percent for the six months ended December 31, 2007. The yield on other interest-earning deposits increased 206 basis points from fiscal year 2006 to 2007, from 3.16 percent to 5.22 percent and then increased 103 basis points to 6.25 percent for the six months ended December 31, 2007. The combined weighted average yield on all interest-earning assets increased 61 basis points to 6.66 percent from fiscal year 2006 to 2007 and then increased 27 basis points to 6.93 percent for the six months ended December 31, 2007. The yield on all interest-earning assets then decreased 28 basis points from 6.93 percent for the six months ended December 31, 2007, to 6.65 percent at December 31, 2007.

          Auburn’s weighted average cost of interest-bearing liabilities increased 70 basis points to 4.27 percent from fiscal year 2006 to 2007, which was greater than the Bank’s 61 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread of 9 basis points from 2.48 percent to 2.39 percent from 2006 to 2007. The Bank’s net interest margin decreased from 2.70 percent in fiscal year 2006 to 2.67 percent in fiscal year 2007, representing a decrease of 3 basis points. In the six months ended December 31, 2007, the Bank’s net interest rate spread increased 3 basis points to 2.42 percent, and the Bank’s net interest margin increased 7 basis points to 2.74 percent. The Bank’s net interest rate spread then decreased 5 basis points to 2.37 percent at December 31, 2007.

INTEREST RATE SENSITIVITY

          Auburn monitors its interest rate sensitivity position and has focused on maintaining a moderate level of interest rate risk exposure. Auburn has adjustable-rate loans to reduce its interest rate risk exposure. Auburn recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance.

          The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

          There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, investment maturities, deposit maturities and deposit withdrawals.

          Exhibit 11 provides the Bank’s NPV levels and ratios as of December 31, 2007, based on the OTS’ calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus of this exposure table is a 200 basis point change in interest rates either up or down.

Interest Rate Sensitivity (cont.)

          The Bank’s change in its NPV at December 31, 2007, based on a rise in interest rates of 100 basis points was a 12.0 percent decrease, representing a dollar decrease in equity value of $697,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV was estimated to increase 8.0 percent or $444,000 at December 31, 2007. The Bank’s exposure widens to a 28.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $1,565,000. The Bank’s exposure is a 13.0 percent increase based on a 200 basis point decrease in interest rates, representing a dollar increase of $708,000.

          The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 6.45 percent and indicates a 218 basis point decrease from its 8.63 percent based on no change in interest rates.

          The Bank is aware of its moderate interest rate risk exposure under rapidly rising rates and minimal exposure under falling rates. Due to Auburn’s recognition of the need to control its interest rates exposure, the Bank has also been a participant in the purchase of adjustable-rate mortgage-backed securities. The Bank plans to increase its balance and share of adjustable-rate commercial real estate loans as well as one-year and three-year ARM loans. The Bank will focus on increasing its post shock NPV ratio, recognizing the planned minority stock offering will immediately strengthen the Bank’s post shock NPV ratio.

LENDING ACTIVITIES

          Auburn has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, consumer and home equity loans and commercial loans. Exhibit 12 provides a summary of Auburn’s loan portfolio, by loan type, at June 30, 2006 and 2007, and at December 31, 2007.

Lending Activities (cont.)

          The primary and predominant loan type for Auburn has been residential loans secured by one- to four-family dwellings, representing a moderate 57.3 percent of the Bank’s gross loans as of December 31, 2007. The share of this loan type has decreased from 61.6 percent at June 30, 2006, and decreased from 59.9 percent at June 30, 2007. The distant second largest real estate loan type as of December 31, 2007, was home equity loans and lines of credit, which constituted a moderate 19.9 percent of gross loans compared to 19.1 percent as of June 30, 2006, and 20.9 percent as of June 30, 2007. The third largest real estate loan category as of December 31, 2007, was commercial real estate and multi-family loans, which represented 16.2 percent of gross loans compared to a lesser 11.5 percent as of June 30, 2006. These three real estate loan categories represented a strong 93.4 percent of gross loans at December 31, 2007, compared to a lesser 92.2 percent of gross loans at June 30, 2006, and a larger 95.0 percent at June 30, 2007.

          Nonmortgage consumer loans, which exclude home equity loans and lines of credit, represented a minimal 1.01 percent of gross loans at December 31, 2007, compared to 1.00 percent at June 30, 2006, and a slightly smaller 0.94 percent at June 30, 2007. The Bank’s consumer loans include automobile loans, savings account loans and secured and unsecured personal loans.

          Commercial loans represented a modest 2.6 percent of gross loans at December 31, 2007, compared to 2.5 percent at June 30, 2006, and 2.4 percent at June 30, 2007. The Bank’s overall mix of loans has changed only slightly from June 30, 2006, to December 31, 2007, with the share of residential loans decreasing slightly, offset by increases in commercial real estate and multi-family loans, commercial business loans and home equity loans and lines of credit.

          The focus of Auburn’s residential mortgage loan activity is on properties located in Auburn’s primary market area focused on Androscoggin County. The Bank offers fixed-rate residential mortgage loans and adjustable-rate residential mortgage loans. Fixed-rate residential mortgage loans have a maximum term of 30 years with most originations today having terms of

Lending Activities (cont.)

10, 15 or 30 years. The Bank’s fixed-rate residential mortgage loans conform to FHLMC underwriting standards. The Bank’s ARM residential loans have initial terms of one year or three years.

          The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80.0 percent at Auburn, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio for first mortgage loans on owner-occupied one- to four-family dwellings, including construction loans of the same type. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank may require private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio.

          Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on most loans.

          Auburn has also been an originator of fixed-rate and adjustable-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. As previously indicated, the Bank had a combined total of $8.9 million in commercial real estate and multi-family loans at December 31, 2007, representing 16.2 percent of gross loans, compared to a lesser $6.2 million or 11.5 percent of gross loans at June 30, 2006. The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments and small office buildings, and other owner-occupied properties used for business. The multi-family and commercial real estate loans are fully amortizing with a term of up to 25 years. The maximum loan-to-value ratio does not exceed 80.0 percent.

          The Bank also originates home equity loans and home equity lines of credit. Home equity loans normally have a term of 5, 10 or 15 years. Home equity lines of credit have an adjustable interest rate equal to one-half of a percentage point above the prime rate published by

Lending Activities (cont.)

The Wall Street Journal and a loan-to-value ratio of no more than 90.0 percent of value. Home equity lines of credit have a maturity of 40 years with a five-year draw period.

          Auburn is an originator of other consumer loans, with all consumer loans totaling $552,000 at December 31, 2007, representing 1.0 percent of gross loans. The focus of the Bank’s other consumer loans is automobile loans, savings account loans and secured and unsecured personal loans.

          Exhibit 13 provides a loan maturity schedule and breakdown and summary of Auburn’s loans by fixed or adjustable-rate, indicating a predominance of fixed-rate loans. It should be noted, however, that a significant share of the loans classified as having fixed rates are residential mortgage loans with longer contractual maturities. At December 31, 2007, the Bank had a modest 8.8 percent of its loans due on or before December 31, 2008, or in one year or less, with a modest 12.2 percent due by December 31, 2012, in one to five years.

          As indicated in Exhibit 14, Auburn experienced a moderate decrease in its one-to four-family loan originations and total loan originations from fiscal year 2006 to 2007 with no activity in loans purchased. Total loan originations in fiscal year 2006 were $22.0 million compared to a smaller $15.0 million in fiscal year 2007, reflective of decreases in residential and construction loans originated. Residential loans originated decreased from $9.5 million to $5.1 million. The decrease in residential real estate loan originations from 2006 to 2007 of $4.4 million represented 62.9 percent of the $7.0 million aggregate decrease in total loan originations from 2006 to 2007, with construction loan originations decreasing $2.9 million or 41.4 percent of the decrease in total loan originations from 2006 to 2007. Consumer loan originations increased $90,000 from 2006 to 2007.

Lending Activities (cont.)

          Overall, loan originations exceeded principal payments, loan repayments and other reductions in fiscal 2006 fell short in 2007. In fiscal 2006, loan originations exceeded reductions by $5.8 million, and fell short of reductions by $1.1 million in fiscal 2007.

          During the six months ended December 31, 2007, loan originations totaled $7.1 million. Loan originations exceeded principal repayments by $1.7 million for the six months ended December 31, 2007.

NONPERFORMING ASSETS

          Auburn understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions through many regions of the country. A number of financial institutions have been confronted with rapid increases in their nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances.

          A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Auburn experienced a minimal increase in nonperforming assets from June 30, 2006, to December 31, 2007.

          It is normal procedure for Auburn’s board to review all delinquent loans on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 5 to 15 days, the Bank sends a notice to the borrower, accompanied by a subsequent phone call by the collections officer between 30 and 45 days after the due date. A second notice is sent up to 90 days after the due date. The Bank initiates both written and oral communication with the borrower if the loan remains delinquent.

Nonperforming Assets (cont.)

          When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower indicating that the loan will be referred to counsel for collection and foreclosure. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached. The decision to foreclose is made by the Bank’s senior loan officer.

          Exhibit 15 provides a summary of Auburn’s delinquent loans at June 30, 2006 and 2007, and at December 31, 2007. Delinquent loans include loans 30 to 59 days past due and loans 60 to 89 days past due. The Bank had $453,000 in delinquent loans at December 31, 2007, compared to a similar $429,000 at June 30, 2006. The delinquent loans included 72.4 percent in loans 60 to 89 days past due at December 31, 2007, compared to a lesser zero percent at June 30, 2006. The delinquent loans consisted of $95,000 in residential real estate loans, $316,000 in commercial real estate loans, and $43,000 in commercial loans at December 31, 2007.

          Exhibit 16 provides a summary of Auburn’s nonperforming assets at June 30, 2006 and 2007 and at December 31, 2007. Nonperforming assets are defined as loans 90 days or more past due, nonaccruing loans and real estate owned. The Bank carried a lower balance of nonperforming assets at June 30, 2006 and 2007, and at December 31, 2007. Auburn’s nonperforming assets were $95,000 at June 30, 2006, and a higher $124,000 at December 31, 2007, which represented 0.15 percent of assets at June 30, 2006, and 0.20 percent at December 31, 2007. The Bank’s nonperforming assets included $95,000 in nonaccrual loans with no real estate owned or loans 90 days or more past due at June 30, 2006, and $124,000 in real estate owned with no nonaccrual loans and no loans 90 days or more past due at December 31, 2007.

          Auburn’s nonperforming assets were greater than its classified assets at December 31, 2007, and less than its classified assets at June 30, 2006 and 2007. The classified assets include

Nonperforming Assets (cont.)

loans classified as substandard, doubtful and loss and do not include loans classified as special mention. The Bank’s classified assets were 0.17 percent of assets at June 30, 2006, 0.01 percent at June 30, 2007, and 0.01 percent at December 31, 2007, as indicated in Exhibit 17. The Bank’s classified assets consisted entirely of substandard assets, with no assets classified as doubtful or loss at June 30, 2006, June 30, 2007, and at December 31, 2007.

          Exhibit 18 shows Auburn’s allowance for loan losses at June 30, 2006 and 2007, and at December 31, 2007, indicating the activity and the resulting balances. Auburn indicated a modest increase in its balance of allowance for loan losses from $290,000 at June 30, 2006, to $309,000 at December 31, 2007. The Bank had provisions for loan losses of $62,000 in fiscal 2006, $34,000 in fiscal 2007, and a credit of $7,000 in the six months ended December 31, 2007.

          The Bank had net charge-offs of $10,000 in fiscal 2006, $1,000 in fiscal 2007 and $2,000 during the six months ended December 31, 2007. The Bank’s ratio of allowance for loan losses to gross loans was 0.54 percent at June 30, 2006, and a larger 0.56 percent at December 31, 2007. Allowance for loan losses to nonperforming assets was 305.26 percent at June 30, 2006, and a lesser 249.19 percent at December 31, 2007.

INVESTMENTS

          The Bank’s investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, corporate bonds, equity securities, investment securities and mortgage-backed securities. Exhibit 19 provides a summary of Auburn’s investment portfolio and mortgage-backed securities at June 30, 2006 and 2007, and at December 31, 2007. Investment securities, including mortgage-backed securities, totaled $1.7 million at December 31, 2007, compared to $3.5 million at June 30, 2006, and $2.4 million at June 30, 2007. The Bank had $657,000 in mortgage-backed securities at December 31, 2007, and a larger balance of $734,000 at June 30, 2007, and $1.0 million at June 30, 2006.

Investments (cont.)

          The primary component of the Bank’s investments at December 31, 2007, was corporate bonds, representing 57.4 percent of total investments, excluding FHLB stock, compared to a lesser 30.7 percent at June 30, 2007, and 28.3 percent at June 30, 2006. The Bank also had cash and interest-bearing deposits totaling $3.8 million at December 31, 2007, compared to a lesser $3.4 million at June 30, 2006. The Bank had $901,000 in FHLB stock at December 31, 2007. The weighted average yield on investment securities was 5.50 at December 31, 2007, and a lower 4.47 percent yield on investment securities for the year ended June 30, 2006.

DEPOSIT ACTIVITIES

          The mix of deposits by type at June 30, 2006 and 2007, and at December 31, 2007, is provided in Exhibit 20. There has been a moderate change in the Bank’s total deposits and minimal change in the deposit mix during that eighteen month period. Total deposits increased from $42.7 million at June 30, 2006, to $44.4 million at June 30, 2007, followed by an increase to $45.3 million at December 31, 2007, representing a net eighteen month increase of $2.6 million or 6.1 percent and an annualized increase of 4.1 percent. Certificates of deposits increased from $25.1 million at June 30, 2006, to $28.9 million at December 31, 2007, representing an increase of $3.8 million or 15.1 percent, while savings, MMDA, demand and checking accounts decreased $1.2 million or 7.4 percent from $17.6 million at June 30, 2006, to $16.3 million at December 31, 2007.

          The Bank’s share of certificates of deposit to total deposits experienced an increase from 58.9 percent of deposits at June 30, 2006, to a modestly higher 63.9 percent of deposits at December 31, 2007, offset by a decrease in the share of savings, MMDA, demand and checking accounts, which decreased from 41.2 percent at June 30, 2006, to 36.1 percent at December 31, 2007.

Deposit Activities (cont.)

          The deposit category experiencing the strongest growth in dollars from June 30, 2006, to December 31, 2007, was certificates of deposits, which increased $3.8 million during that time period; and the category experiencing the largest decrease from June 30, 2006, to December 31, 2007, was MMDA accounts, which declined $1.1 million.

          Exhibit 20 provides a breakdown of certificates of deposit of $100,000 or more by maturity at December 31, 2007, and a breakdown of all certificates of deposit by rate and maturity. The Bank had a moderate $29.7 million in certificates of deposit, representing 63.9 percent of total deposits. The Bank had $25.4 million in certificates of deposit maturing in one year or less, representing 85.7 percent of certificates of deposit or more, with 9.1 percent maturing in one to two years, and 5.2 percent maturing in two years.

          Exhibit 22 shows the Bank’s deposit activity for the two years ended June 30, 2006, and 2007, and for the six months ended December 31, 2007. Including interest credited, Auburn experienced net increases in deposits in fiscal year 2006 and for the six months ended December 31, 2007, and a net decrease in fiscal year 2007. In fiscal year 2006, there was a net increase in deposits of $3,531,000, and then a net decrease of $130,000 in 2007. In the six months ended December 31, 2007, deposits increased $111,000.

BORROWINGS

          As indicated in Exhibit 23, Auburn has made regular use of FHLB advances in the years ended June 30, 2006 and 2007, and during the six months ended December 31, 2007. The Bank had total FHLB advances of $13.7 million at December 31, 2007, with a weighted cost of 5.32 percent with outstanding balances of $14.8 million at June 30, 2006, and $12.9 million at June 30, 2007.

SUBSIDIARIES

          Auburn has no active subsidiary corporations.

OFFICE PROPERTIES

          Auburn had two offices at December 31, 2007, both owned by the Bank, with its home office located at 256 Court Street, Auburn, Maine, and its branch in Lewiston, Maine (reference Exhibit 24). At December 31, 2007, the Bank’s investment in these office premises and equipment totaled $2.0 million, net of depreciation, or 3.1 percent of total assets.

MANAGEMENT

          The president and chief executive officer of Auburn is Allen T. Sterling, who is not currently a director. Mr. Sterling became president and chief executive officer in June 1996 and will become a director of the Bank, the Corporation and the mutual holding company following the MHC reorganization. Prior to joining Auburn, Mr. Sterling was the chief financial officer of Skowhegan Savings Bank in Skowhegan, Maine, from 1973 to 1984. Rachel A. Haines is senior vice president and treasurer of the Bank and has served as treasurer since 2005. Ms. Haines joined the Bank in 1986. Bruce M. Ray is one of the Bank’s senior vice presidents and senior loan officer, a position he has held since 1997. Mr. Ray joined the Bank in 1997. Prior to joining Auburn, Mr. Ray was vice president and lender at Mechanics Savings Bank from 1980 to 1996 and from 1972 to 1980 was loan officer at Skowhegan Savings Bank. Martha L. Adams is senior vice president and operations officer and has held these positions since 2005. Ms. Adams has been with the Bank since 2000. Jason M. Longley is vice president and a commercial loan officer, positions he has held since 2007 and 2005, respectively. Mr. Longley has been with Auburn since 2005. Prior to joining Auburn, Mr. Longley was a commercial loan analyst at Mechanics Savings Bank in Lewiston, Maine, from 2003 to 2005.

II.	DESCRIPTION OF PRIMARY MARKET AREA

          Auburn’s market area encompasses Androscoggin County in Maine. The Bank’s two offices are in Androscoggin County with one in the city of Auburn and one in the city of Lewiston.

          Exhibit 25 provides a summary of key demographic data and trends for the cities of Auburn and Lewiston, Androscoggin County, Maine and the United States. From 1990 to 2000, population decreased in both Auburn and Lewiston as well as in Androscoggin County, while population increased in Maine and the United States. The population decreased by 4.5 percent in Auburn, by 10.2 percent in Lewiston and by 1.4 percent in Androscoggin County, while increasing by 3.8 percent in Maine and by 13.2 percent in the United States. The population reversed to growth in Auburn and Lewiston from 2000 to 2007. Compared to 2000, the population in 2007 indicated increases of 4.1 percent in both Auburn and Lewiston, an increase of 5.9 percent in Androscoggin County, while Maine indicated growth of 6.1 percent and the United States indicated growth of 8.9 percent. Projections indicate that population will continue to increase in all areas through 2012. The population in both Auburn and Lewiston is projected to increase by 3.6 percent and 3.2 percent, respectively, with a projected 4.2 percent increase in population in Androscoggin County. Maine and the United States are projected to have population growth of 3.8 percent and 6.3 percent, respectively.

          Lewiston experienced a decrease in households of 3.4 percent from 1990 to 2000; but during those ten years, the number of households increased in Auburn by 2.3 percent, in Androscoggin County by 5.0 percent, in Maine by 11.4 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2007 indicates an increase in Auburn of 6.0 percent and in Lewiston of 1.3 percent, in Androscoggin County by 7.6 percent, in Maine by 8.5 percent, and in the United States by 9.3 percent. From 2007 through the year 2012, households are projected to increase by 4.6 percent, 8.3 percent, 5.3 percent, 5.0 percent and 6.5 percent in Auburn, Lewiston, Androscoggin County, Maine and the United States, respectively.

Description of Primary Market Area (cont.)

          In 1990, Auburn had a per capita income of $13,511 with lower per capita income of $12,277 in Lewiston. Androscoggin County, Maine and the United States, had per capita income of $12,397, $12,957 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. Auburn’s per capita income increased from 1990 to 2000 by 47.6 percent to $19,942. Per capita income increased by 45.8 percent in Lewiston to $17,905, by 51.1 percent to $18,734 in Androscoggin County, by 50.8 percent to $19,533 in Maine and by 49.7 percent to $21,587 in the United States. From 2000 to 2007, per capita income continued to increase by 27.6 percent, 18.0 percent, 20.5 percent, 26.1 percent and 29.3 percent to $25,452, $21,132, $22,583, $24,625 and $27,916 in Auburn, Lewiston, Androscoggin County, Maine and the United States, respectively.

          The 1990 median household income of $27,493 in Auburn was higher than the median household income in Lewiston and Androscoggin County at $24,051 and $26,979, respectively. Maine’s 1990 median household income was $27,854, slightly higher than Auburn’s and the median household income of $30,056 in the United States was the highest of all areas. From 1990 to 2000, median household income increased in all areas, with Auburn indicating a 29.7 percent increase to $35,652, compared to a 21.4 percent increase to $29,191 in Lewiston, an increase of 32.7 percent to $35,793 in Androscoggin County, a 33.7 percent increase to $37,240 in Maine and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2007, median household income in Auburn was estimated to have increased 22.8 percent to $43,793, while median household income in Lewiston and Androscoggin County increased by 18.8 percent and 19.8 percent to $34,668 and $42,866, respectively. Maine’s median household income grew 22.1 percent to $45,463, and the United States’ increase was 26.6 percent to $53,154 from 2000 to 2007. From 2007 to 2012, median household income is projected to increase by 13.4 percent in Auburn to $49,678, by 12.5 percent to $39,014 in Lewiston, by 14.7 percent to $49,152 in Androscoggin County, by 14.7 percent in Maine to $52,125, and by 17.6 percent in the United States to $62,503.

Description of Primary Market Area (cont.)

          Exhibit 26 provides a summary of key housing data for Auburn, Lewiston, Androscoggin County, Maine and the United States. In 1990, Auburn had a rate of owner-occupancy of 57.0 percent, higher than Lewiston at 47.0 percent, with Androscoggin County at a higher 62.2 percent owner-occupancy rate. Maine and the United States had owner-occupancy rates of 70.5 percent and 64.2 percent, respectively. As a result, Auburn supported a higher rate of renter-occupied housing of 43.0 percent, compared to 53.0 percent in Lewiston, a lower 37.8 percent in Androscoggin County, 29.5 percent in Maine and 35.8 percent in the United States. In 2000, owner-occupied housing increased slightly in Auburn to 57.2 percent, and also increased slightly in Lewiston to 47.2 percent. Owner-occupied housing was 63.4 percent in Androscoggin County, 71.6 percent in Maine and 66.2 percent in the United States, respectively. Conversely, the renter-occupied rates decreased in Auburn to 42.8 percent, in Lewiston to 52.8 percent, in Androscoggin County to 36.6 percent and decreased in Maine and the United States to 28.4 percent and 33.8 percent, respectively.

          Auburn’s1990 median housing value was $86,800 with Lewiston having an $87,200 median housing value, and Androscoggin County, Maine and the United States at $86,400, $87,300 and $78,500, respectively. The 1990 median rent in Auburn was $396 compared to Lewiston at $361, Androscoggin County at $374, Maine at $419 and the United States at $374. In 2000, median housing values had decreased slightly in Auburn to $86,700 but had remained the same in Lewiston at $87,200. Androscoggin County, Maine and the United States all had increases in housing values to $89,900, $98,700 and $119,600, respectively. The 2000 median rents were $446 in Auburn, $408 in Lewiston, $433 in Androscoggin County, and $497 and $602 in Maine and the United States, respectively.

          In 1990, the major source of employment in all areas, by industry sector, based on share of employment, was the services sector with 35.3 percent, 33.3 percent, 32.3 percent, 36.8 percent and 34.0 percent of the majority of employment in Auburn, Lewiston, Androscoggin County, Maine and the United States, respectively (reference Exhibit 27). The manufacturing sector was the second major employment source in the Auburn, Lewiston and Androscoggin

Description of Primary Market Area (cont.)

County at 22.5 percent, 26.0 percent and 25.4 percent, respectively, but accounted for a lower 19.7 percent in Maine and 19.2 percent in the United States. The wholesale/retail sector was the third largest major employer in Auburn, Lewiston and Androscoggin County at 22.4 percent, 22.9 percent and 22.5 percent, respectively, but second highest in Maine and in the United States at 22.1 percent and 27.5 percent. The construction sector, finance, insurance and real estate sector, transportation/utilities sector, and the agriculture/mining sector combined to provide 19.8 percent of employment in Auburn, 17.8 percent of employment in Lewiston, 19.8 percent of employment in Androscoggin County, 21.4 percent in Maine and 19.3 percent in the United States.

          In 2000, the services industry, wholesale/retail trade and manufacturing industry provided the first, second and third highest sources of employment, respectively, for Auburn, Lewiston, Maine and the United States. The services industry accounted for 45.0 percent, 44.8 percent, 46.4 percent and 46.7 percent in Auburn, Lewiston, Maine and the United States, respectively. Wholesale/retail trade provided for 18.5 percent, 20.1 percent, 16.9 percent and 15.3 percent in Auburn, Lewiston, Maine and the United States, respectively. The manufacturing sector provided 17.5 percent, 17.4 percent, 14.2 percent and 14.1 percent of employment in Auburn, Lewiston, Maine and the United States, respectively. Androscoggin County’s three highest employment sectors were only slightly different in 2000, with services at 42.7 percent, manufacturing at 19.3 percent and wholesale/retail at 18.7 percent providing the largest numbers. The remaining employment sectors of agriculture/mining, construction, transportation/utilities, information, and finance, insurance and real estate provided the remaining 19.0 percent, 17.7 percent, 19.3 percent, 22.5 percent, and 23.9 percent of employment in Auburn, Lewiston, Androscoggin County, Maine and the United States, respectively.

Description of Primary Market Area (cont.)

          Some of the largest employers in the area are listed below.

Employer	Business

1,000 to 1,700 employees:
Central Main Medical Center	Health and management services
St. Mary’s Health Systems	Health and management services

500 to 999 employees:
L.L. Bean	Retail, telemarketing
Wal-Mart	General merchandise stores
Banknorth Group-L-A, MSA	Banking
Lewiston School Dept.	Educational services, local gov’t.
Bates College	Educational services, private
Auburn School Dept.	Educational services, local gov’t.
Tambrands, Inc.	Paper manufacturer
Panolam (Pioneer Plastics)	Plastics manufacturer

300 to 499 employees:
City of Lewiston	Local government
LiveBridge	Business services
Formed Tiber Technologies	Textile manufacturer
Tri-County Mental Health	Health services
County Kitchen (LePage Bakery)	Food manufacturer
Liberty Mutual	Insurance
Androscoggin Home Care & Hospice	Health services

          Unemployment rates are another key economic indicator. Exhibit 28 shows the unemployment rates in Androscoggin County, Maine and the United States in 2003 through October of 2007. Androscoggin County has been generally characterized by similar unemployment rates compared to both Maine and the United States with both the county and state having lower rates than the United States. In 2003, Androscoggin County had an unemployment rate of 5.0 percent, compared to rates of 5.0 percent in Maine and 6.0 percent in the United States. Unemployment rates decreased in 2004, to 4.5 percent in Androscoggin County, to 4.6 percent in Maine and to 5.5 percent in the United States. In 2005, the county and state had increases in unemployment rates to 4.9 percent and 4.8 percent, respectively, with the United States having a decrease in its unemployment rate to 5.1 percent. In 2006, unemployment rates decreased to 4.2 percent, 4.6 percent, and 4.6 percent in Androscoggin County, Maine, and

Description of Primary Market Area (cont.)

the United States, respectively. Through October of 2007, the unemployment rates in Androscoggin County, Maine and the United States were all at 4.4 percent.

          Exhibit 29 provides deposit data for banks and thrifts in Androscoggin County. At June 30, 2007, Auburn’s deposits represented 8.5 percent of the thrift deposits in Androscoggin County but a smaller 3.9 percent of the total deposits in Androscoggin County. It is evident from the size of the thrift and bank deposits that the market area has a moderate deposit base at $1.14 billion.

          Exhibit 30 provides interest rate data for each quarter for the years 2003 through 2007. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2005 and continuing at a strong pace in the first quarter of 2006 followed by decreases in longer term Treasury rates in the second quarter of 2006 and then stabilizing for the remainder of 2006. In 2007, rates on thirty-year Treasuries increased, while 90-day and one-year Treasury bills decreased significantly, resulting in a reversal of the inverted yield curve.

SUMMARY

          Auburn and Lewiston experienced decreases in population from 1990 through 2000 as did Androscoggin County. All areas are projected to increase in population from 2007 through 2012. Auburn, Lewiston, Auburn County and Maine indicated lower per capita income and median household income than the United States. In 1990, the median housing values in Auburn, Lewiston and Auburn County were similar to Maine’s but higher than the national average, while the median rent in all areas except Lewiston was higher than the national median.

Description of Primary Market Area (cont.)

In 2000, market area, county and state median housing values and median rent were below the national medians.

          Androscoggin County has had similar unemployment rates compared to Maine with both the county and state having lower rates than that of the United States. Finally, the market area is a competitive financial institution market dominated by banks with a total market area deposit base for banks and thrifts of $1.1 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

          Integral to the valuation of Auburn is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes various methodologies and parameters used in the selection of the group. The selection of the comparable group was based on the establishment of both general and specific parameters using financial condition, operating and asset quality characteristics of the Bank to indicate the overall appropriateness of each of the comparable group institutions and the full comparable group in aggregate. The parameters established and defined are considered to be both reasonable and reflective of the Bank’s basic operations.

          The various characteristics of the selected comparable group provide the primary basis for applying the necessary adjustments to the Bank’s pro forma value relative to the comparable group. There is also a general recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region.

          Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the universe of 204 publicly-traded, FDIC-insured, fully converted thrifts in the United States (“all thrifts”), also subclassifying those thrifts by region, including the 19 publicly-traded New England thrifts (“New England thrifts”), and by trading exchange. At February 15, 2008, there were no publicly-traded thrift institutions in Maine. Exhibits 34 and 35 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, for the 74 publicly-traded, FDIC-insured mutual holding companies in the United States.

SELECTION PARAMETERS

Mutual Holding Companies

          The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to just under 50 percent, since public ownership must be in the minority, causing them to demonstrate certain characteristic differences not only from fully converted, publicly-traded companies, but also among themselves. Mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and, in most cases, a lower book value per share. Mutual holding company trading volume in the aftermarket is often lower than fully converted companies, with the fewer public shares affording less liquidity to the issue. Additionally, there is a measure of speculation attached to mutual holding company pricing, in that mutual holding companies have more potential for remutualization than fully converted companies; and many mutual holding companies subsequently elect to offer to the public the majority of shares owned by the MHC in what is known as a second stage conversion. In a second stage conversion, the original minority public shareholders receive additional shares, known as exchange shares, in the fully converted company in order to maintain the same collective percentage ownership they held in the MHC. Such additional shares might increase the value of the minority shares, although recent short term price appreciation following second stage conversions has been generally modest.

          The Corporation will be conducting a first stage mutual holding company minority offering and will be majority owned by a federally chartered mutual holding company, Auburn Bancorp, MHC. Inasmuch as, following the completion of its minority offering, the Bank will demonstrate the same structural characteristics and will be subject to similar market influences as other publicly-traded mutual holding companies, it is our opinion that an appropriate comparable group be comprised wholly of mutual holding companies. In order, however, to moderate the differences in ownership, pricing and trading characteristics among the comparable group companies and to recognize their differences from the larger universe of publicly-traded companies, we will derive their pricing ratios on a fully converted basis by applying pro forma

Mutual Holding Companies (cont.)

second stage conversion parameters to their current financial structure. This process will discussed in greater detail in Section VI of this Appraisal.

          Exhibit 36 presents prices and price trends for all FDIC-insured first step mutual holding company minority offerings completed since January 1, 2007.

Trading Exchange

          It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for continued listing.

          Of the 74 publicly-traded, FDIC-insured mutual holding companies, savings institutions, none is traded on the New York Stock Exchange, 1 is traded on the American Stock Exchange, 39 are traded on NASDAQ, 31 are traded on the OTC Bulletin Board and 3 are listed in the Pink Sheets. Comparable group institutions will be limited to the 40 companies traded on the American Stock Exchange and NASDAQ.

Asset Size

          Asset size was another parameter used in the selection of the comparable group. The maximum total assets for any potential comparable group institution was $450 million, due to the general similarity of asset mix and operating strategies of institutions within this asset range. Auburn had assets of approximately $63.5 million at December 31, 2007.

Asset Size (cont.)

          In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Merger/Acquisition

          The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction.

          There are no other pending merger/acquisition transaction involving thrift institutions in the city, county or market area of Auburn, as indicated in Exhibit 37.

Second Stage Conversion/Secondary Offering

          The comparable group will not include any mutual holding company that has announced or is in the process of a second stage conversion, or that has announced or has recently completed a secondary stock offering, due to the price impact of such a transaction.

IPO Date

          Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of February 15, 2008, used in this Appraisal, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to January 1, 2007.

Geographic Location

          The geographic location of an institution is a pertinent parameter due to the impact of various regional economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. The geographic location parameter has, therefore, eliminated regions of the United States distant to or incompatible with the Bank, including the western, northwestern and southwestern states. The geographic location parameter consists of the New England, Midwest and Mid-Atlantic states.

Core Return on Average Assets (Core ROAA)

          The comparable group will not include any institutions with negative core earnings during their most recent four quarters, since negative core earnings result in a negative price to core earnings multiple. Such a negative multiple is infinite and not meaningful and, in our opinion, would unreasonably and unacceptably skew and distort the comparable group’s average and median price to core earnings multiples, which are factors in the determination of value.

THE COMPARABLE GROUP

          The comparable group was selected after the application of the foregoing parameters, as follows, with the outlined rows in Exhibit 38 indicating the institutions ultimately selected for the comparable group using the selection parameters established in this section.

1.

Exhibit 38 in its entirety shows the 40 mutual holding companies remaining as comparable group candidates after applying the trading exchange parameter, thereby eliminating the 34 mutual holding companies listed on the OTC bulletin board or in the Pink Sheets.

The Comparable Group (cont.)

2.	Of the 40 institutions within the trading exchange parameter, 26 institutions with total assets greater than $450 million were eliminated.

3.	None of the 14 remaining institutions was eliminated due to involvement in a merger/acquisition transaction.

4.	None of the remaining 14 institutions was eliminated due to an announced or ongoing second stage conversion.

5.	None of the remaining 14 institutions was eliminated due to a geographic location out of the New England, Mid-Atlantic and Midwest regions.

6.	Two of the remaining 14 institutions, LaPorte Bancorp, Inc. and MSB Financial Corp. were eliminated due to their IPO dates subsequent to January 1, 2007.

7.	Two of the remaining 12 institutions were eliminated due to negative earnings for the twelve months ended December 31, 2007.

          As outlined in Exhibit 38 and presented in Exhibit 39, the comparable group is comprised of the ten publicly-traded mutual holding companies not eliminated above, with average assets of $323.6 million, from a low of $132.2 million to a high of $424.5 million. The comparable group has an average of 6.7 offices, compared to Auburn with 2 banking offices. Nine of the comparable group companies are traded on NASDAQ and one is traded on the American Stock Exchange. Five of the comparable institutions are in New York, with one each in Illinois, Indiana, Kentucky, Ohio and Pennsylvania. Three of the comparable group institutions completed their MHC reorganizations in 1995, one in 1998, one in 1999, one in 2004, two in 2005 and two in 2006.

IV.	ANALYSIS, COMPARISON AND VALIDATION OF THE COMPARABLE GROUP

BALANCE SHEET PARAMETERS

          The following five balance sheet characteristics of the comparable group will examined as they relate and compare to Auburn:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	Total net loans to assets

4.	Borrowed funds to assets

5.	Equity to assets

          The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate characteristics. Exhibits 40 and 41 include the above parameters as well as other pertinent comparative metrics.

Cash and Investments to Assets

          Auburn’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 7.88 percent at December 31, 2007, considerably lower than national and regional averages. The comparable group’s ratio of cash and investments to assets was 16.70 percent, higher than the Bank, higher than the national average of 13.85 percent and similar to the regional average of 17.93 percent. At December 31, 2006 and 2005, the comparable group’s ratio of cash and investments to assets was 12.64 percent and 10.03 percent, respectively.

          In our opinion, this characteristic of the comparable group, in the additional context of investment in mortgage-backed securities as discussed in the following section, is compatible with the Bank.

Mortgage-Backed Securities to Assets

          At December 31, 2007, Auburn had mortgage-backed securities of representing a modest 0.83 percent of total assets. For the five calendar years ended December 31, 2007, the Bank’s average ratio of mortgage-backed securities to total assets was 2.00 percent. The comparable group had a larger 8.95 percent share of mortgage-backed securities at December 31, 2007. The regional average was 11.82 percent and the national average was 8.53 percent for publicly-traded thrifts at December 31, 2007.

          Many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles. As indicated above, the Bank’s and the comparable group’s combined shares of cash and investments and mortgage-backed securities have been only modestly disparate with fluctuating and intersecting trends. In our opinion, the Bank and the comparable group indicate general and adequate compatibility as to cash, investments and mortgage-backed securities.

Total Net Loans to Assets

          At December 31, 2007, Auburn Savings had an 85.84 percent ratio of total net loans to assets, which was higher than both the national average of 72.15 percent and the regional average of 66.59 percent for publicly-traded thrifts. During the past five calendar years, the Bank’s ratio of total net loans to assets increased modestly from 79.66 percent in 2003 to 84.32 percent in 2006 to 85.84 percent in 2007, averaging 83.51 percent for those five years. At December 31, 2007, the comparable group had a moderately lower 68.97 percent ratio of loans to assets, which correlates closely to its similar 94.62 percent combined shares of cash and investments and mortgage-backed securities relative to Auburn at 94.55 percent. The comparable group’s five year average ratio was 72.24 percent, indicating a consistent relative trend, indicating no apparent disparate or changing lending strategy compared to the Bank.

Borrowed Funds to Assets

          The Bank had borrowed funds equal to 21.51 percent of assets at December 31, 2007, compared to a lower 10.45 percent for the comparable group and a considerably higher 35.26 percent ratio for all thrifts. The three most recent calendar year average is 21.40 percent for the Bank, 9.53 percent for the comparable group and 35.24 percent for all thrifts. It is evident, therefore, that although the comparable group has a lower average ratio than Auburn, the Bank and the comparable group are both below the thrift population with smaller than average shares of borrowed funds. In our opinion, considering liability trends and relative liability mixes in the thrift industry, the Bank and the comparable group are within reasonable limits of compatibility.

Equity to Assets

          Auburn Savings’ total equity to assets ratio was 7.06 percent at December 31, 2007, with the comparable group at a higher 14.86 percent. At December 31, 2007, the Bank had Tier 1 capital equal to 7.09 percent of total assets, compared to the comparable group at a 14.22 percent. All thrifts indicated an average total equity ratio of 11.01 percent and an average Tier 1 equity ratio of 9.94 percent.

          It should be noted that as a result of their capital and share structure, all publicly-traded mutual holding companies had a higher 14.21 percent total equity ratio at December 31, 2007, compared to fully converted companies at 11.01 percent as indicated above.

PERFORMANCE PARAMETERS

Introduction

          Exhibits 42, 43 and 44 present three performance parameters identified as key comparative metrics to determine the comparability of the Bank and the comparable group. The

Introduction (cont.)

primary performance indicator is the return on average assets (ROAA). The second performance indicator is net interest margin, which measures an institution’s ability to generate net interest income. An institution’s net noninterest margin comprises noninterest income and operating expenses or noninterest expenses as a combined net ratio to average assets. Net noninterest margin is a factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios; and also provides for the netting of specific and incremental revenues and expenses associated with an institution’s ancillary services and consolidated subsidiary activities such as insurance and securities.

Return on Average Assets

          The key performance parameter is the ROAA. For the twelve months ended December 31, 2007, Auburn’s core ROAA was 0.20 percent based on core earnings after taxes of $127,000, as detailed in Item I and Exhibit 7 of this Appraisal. Since 2004, the Bank has experienced a very slightly decreasing trend in its core ROAA, which was 0.26 percent in 2004, 0.25 percent in 2005, 0.23 percent in 2006 and 0.20 in 2007, averaging 0.23 for the four years. The comparable group reported a core ROAA of 0.42 percent for the twelve months ended December 31, 2007, ranging from a high of 0.69 percent to a low of 0.42 percent; and indicated core ROAA of 0.69 percent in calendar 2004, 0.66 percent in calendar 2005, 0.58 percent in calendar 2006 and 0.42 in 2007, with a four year average of 0.59 percent. The national average core ROAA for publicly-traded thrifts was a similar 0.35 percent for the twelve months ended December 31, 2007, which was also similar to the regional average of 0.42 percent.

Net Interest Margin

          Auburn Savings had a net interest margin of 2.65 percent for the twelve months ended December 31, 2007, representing net interest income as a percentage of average interest-earning assets. The Bank’s interest margin has been generally constant in recent years, indicating 2.32 percent, 2.60 percent, 2.65 percent, 2.69 percent and 2.65 percent in 2003, 2004, 2005, 2006 and 2007, respectively. The comparable group experienced a slightly declining five year trend in net interest margin, which was 3.36 percent in 2003, 3.41 percent in 2004, 3.37 percent in 2005, 3.22 percent in 2006 and 3.01 percent in 2007, with a three year average of 3.27 percent. Like Auburn, the comparable group indicated a moderate decrease for the twelve months ended December 31, 2007, compared to calendar 2006. Industry and regional averages were 2.98 percent and 3.01 percent, respectively, for the twelve months ended December 31, 2007. Compared to the comparable group, the basis for the Bank’s lower net interest margin was its higher yield on interest earning assets, partially offset by its higher cost of interest-bearing liabilities, resulting in a net interest spread very similar to the comparable group, but a moderately lower net interest margin due to Auburn’s smaller asset base and larger share of interest-earning assets.

Net Noninterest Margin

          Net noninterest margin represents the ratio of an institution’s noninterest income less its noninterest expenses, net of provision for loan losses, to average total assets.

          Compared to publicly-traded thrifts, the Bank has historically realized lower than average noninterest income. Auburn had a 0.45 percent ratio of noninterest income to average assets for the twelve months ended December 31, 2007, while the comparable group reported a higher ratio of 0.58 percent for the same period. All thrifts had a significantly higher 1.45 percent ratio of noninterest income to average assets for the twelve months ended December 31, 2007, with New England thrifts at 0.91 percent.

Net Noninterest Margin (cont.)

          Compared to the national and regional averages of 2.89 percent and 2.72 percent, respectively, for the twelve months ended December 31, 2007, the Bank had a moderately lower 2.41 percent ratio of operating expense to average assets. The comparable group had a 2.73 percent ratio of noninterest expense to average assets for the twelve months ended December 31, 2007.

          Based on total noninterest income of 0.45 percent of average assets and total noninterest expense of 2.41 percent of average assets, the Bank’s net noninterest margin was (2.19) percent for the twelve months ended December 31, 2007, relative to the comparable group at (2.15) percent. In our opinion, such a variation of 4 basis points is well within a range of compatibility between the Bank and the comparable group, particularly considering the number and diversity of the components of noninterest income and expense.

ASSET QUALITY PARAMETERS

Introduction

          The final set of financial parameters used to confirm the validity of the comparable group are asset quality parameters, presented in Exhibit 39 and 44. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

          For the purposes of this analysis, nonperforming assets are defined as the sum of repossessed assets, loans delinquent ninety days or more but still accruing, and nonaccruing loans.

Nonperforming Assets to Total Assets (cont.)

          Comprised wholly of repossessed assets, Auburn’s ratio of nonperforming assets to assets was 0.20 percent at December 31, 2007, compared to the national average of 1.28 percent for publicly-traded thrifts and the much lower average of 0.37 percent for New England thrifts. The ratio of the comparable group was a higher 0.67 percent at December 31, 2007. The Bank’s ratio of nonperforming assets to total assets was also significantly lower than industry and regional averages during the previous four years, indicating zero at December 31, 2004 and 2006, and 0.12 percent and 0.24 percent at December 31, 2004 and 2006, respectively. Auburn’s five year average ratio of nonperforming assets to total assets is a modest 0.11 percent.

Repossessed Assets to Total Assets

          As stated above, Auburn had repossessed assets equal to 0.20 percent of total assets at December 31, 2007, and was absent repossessed assets at the end of its four previous calendar years. The comparable group had repossessed assets equal to a lower 0.04 percent of total assets at December 31, 2007, and had ratios of 0.03 percent, 0.11 percent, 0.21 percent and 0.17 percent at December 31, 2006, 2005, 2004 and 2003, respectively. Although repossessed assets are a component of nonperforming assets, as evaluated above, the primary perspective of this analysis is to ensure that the interest-earning asset base of the comparable group has not been impaired by a greater presence of repossessed assets, which can affect certain operating ratios including net interest margin. The national and regional ratios of repossessed assets to total assets were 0.20 percent and 0.03 percent, respectively, at December 31, 2007.

Allowance for Loan Losses

          The Bank had an allowance for loan losses of $309,000, representing ratios to total assets and total loans of 0.49 percent and 0.56 percent, respectively at December 31, 2007. The national average ratios were 0.70 percent of assets and 0.97 percent of loans, at December 31,

Allowance for Loan Losses (cont.)

2007, and the regional averages were 0.62 percent and 0.94 percent, respectively. The comparable group’s ratio of allowance for loan losses to assets was similar to Auburn at 0.53 percent, but its ratio to loans was a higher 0.76 percent due to the comparable group’s lower ratio of loans to assets.

CONCLUSION

          Although no single institution or group of institutions can be precisely the same as any other, due to the abundance of variables related to the characteristics of an institution’s condition, operations and environment, based on the foregoing parameters, as well as the detailed comparative metrics presented in Exhibits 39 through 44, it is our conclusion that the selected comparable is reasonable and valid, subject to the adjustments applied in the following section.

V.	MARKET VALUE ADJUSTMENTS

          This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Auburn with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

          In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.

          As discussed earlier, the Bank’s historical business model has focused on increasing its net interest income and net income; controlling its ratio of nonperforming assets; monitoring and maintaining its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby controlling its sensitivity measure and its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has also closely monitored its overhead expenses. Auburn’s ratio of noninterest expense to average assets has indicated a constant and stable trend during the past five years, and that ratio remains moderately lower than comparable group, regional and industry averages, which is additionally significant considering the Bank’s smaller asset base. In the future, the Bank will focus on

Earnings Performance (cont.)

strengthening its net interest spread and net interest margin; increasing its noninterest income; increasing the amount and consistency of its net income; strengthening its recently lower return on assets; maintaining its lower balance of nonperforming assets; closely monitoring its ratio of interest sensitive assets relative to interest sensitive liabilities, and continuing to control its overhead expenses.

          Earnings are often related to an institution’s ability to generate loans. The Bank was an active originator of both mortgage and nonmortgage loans in fiscal years 2006 and 2007 and during the six months ended December 31, 2007. Auburn’s highest volume of originations occurred in fiscal year 2006, when total originations of $22.0 million resulted in a net $4.6 million increase in loans. The Bank’s largest origination category in fiscal year 2006 was $9.5 million of permanent 1-4 family residential mortgage loans, of which 86 percent were fixed-rate and 14 percent were adjustable-rate. The predominant component of those 1-4 family residential mortgage loan originations was the refinancing of existing loans and its balance of such loans indicated an increase of approximately $2.3 million or 6.2 percent in fiscal year 2006. Originations of equity lines of credit and construction loans were $4.9 million and $4.4 million, respectively, in fiscal year 2006. Auburn experienced shrinkage in loans of $1.1 million or 1.9 percent in fiscal year 2007, with total originations of $15.0 million offset by reductions of $16.1 million. Permanent 1-4 family residential mortgage loan originations of $5.1 million decreased by $4.3 million or 45.8 percent compared to fiscal year 2006 and continued to be predominantly refinancing of existing loans. Construction loan originations decreased significantly to $1.4 million in fiscal year 2007, while equity lines of credit decreased only modestly to $4.0 million. During the six months ended December 31, 2007, originations were only modestly lower on an annualized basis than in fiscal year 2007, with permanent 1-4 family residential mortgage loan originations of $2.2 million, construction loan originations of $1.9 million and equity line of credit originations of $1.5 million. Total loan growth during the six months ended December 31, 2007, was $1.7 million or 3.2 percent, annualized at $3.4 million or 6.4 percent.

Earnings Performance (cont.)

          Overall, from July 1, 2005, to December 31, 2007, Auburn originated $16.8 million of 1-4 family residential mortgage loans, $6.7 million of commercial mortgage loans, $7.6 million of construction loans, $10.4 million of equity lines of credit, $2.0 million of commercial loans and $1.2 million of consumer loans, for total originations of $44.0 million. Net of reductions, those originations generated an increase in loans of $5.2 million during that period.

          The impact of Auburn’s primary lending efforts has been to generate a yield on average interest-earning assets of 6.70 percent for the twelve months ended December 31, 2007, compared to a lower 6.13 percent for the comparable group, 6.58 percent for all thrifts and 6.08 percent for New England thrifts. The Bank’s ratio of interest income to average assets was 6.34 percent for the twelve months ended December 31, 2007, higher than the comparable group at 5.73 percent, and higher than all thrifts at 6.08 percent and New England thrifts at 5.68 percent, reflecting the Bank’s lower shares of lower yielding cash and investments and mortgage-backed securities.

          Auburn’s 4.14 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2007, was higher than the comparable group at 3.59 percent, all thrifts at 3.94 percent and New England thrifts at 3.56 percent. The Bank’s resulting net interest spread of 2.56 percent for the twelve months ended December 31, 2007, was similar to the comparable group at 2.54 percent and New England thrifts at 2.52 percent, but modestly lower than all thrifts at 2.64 percent. The Bank’s net interest margin of 2.65 percent, based on average interest-earning assets for the twelve months ended December 31, 2007, was lower than the comparable group at 3.01 percent, all thrifts at 2.98 percent and New England thrifts at 3.01 percent. Even with the impact of the conversion proceeds and the resultant increase in net interest margin of approximately 12 basis points as shown in the Business Plan pro formas, Auburn will still be characterized with a lower net interest margin than the comparable group.

          The Bank’s ratio of noninterest income to assets was 0.22 percent, including gains, for the twelve months ended December 31, 2007, substantially lower than the comparable group at 0.58

Earnings Performance (cont.)

percent, and more notably lower than all thrifts at 1.45 percent and New England thrifts at 0.91 percent. A moderate 10.9 percent of the Bank’s noninterest income was comprised of gains on the sale of loans and other assets.

          The Bank’s operating expenses were modestly lower than the comparable group, all thrifts and New England thrifts. For the twelve months ended December 31, 2007, Auburn had an operating expenses to assets ratio of 2.41 percent compared to 2.73 percent for the comparable group, 2.89 percent for all thrifts and 2.72 percent for New England thrifts. Such lower operating expenses relate to the Bank’s historical trend of closely monitoring operating expenses. With the conversion and the resultant formation of the ESOP and the RRP, the Bank’s projected noninterest expenses as shown in the Business Plan pro formas will increase 13 basis points in 2009 from the current level.

          For the twelve months ended December 31, 2007, Auburn generated a lower ratio of noninterest income, a lower ratio of noninterest expenses and a lower net interest margin relative to its comparable group. The Bank’s provision for loan losses was 0.01 percent of average assets, compared to 0.09 percent for the comparable group, 0.76 percent for all thrifts and 0.09 percent for New England thrifts. The Bank’s lower provision for loan losses during the twelve months ended December 31, 2007, is in line with its historical provisions. As a result, the Bank’s net income and core income were lower than the comparable group for the twelve months ended December 31, 2007. Based on net earnings, the Bank had a return on average assets of 0.33 percent, 0.26 percent, 0.12 percent, 0.23 percent and 0.21 percent in calendar years 2003 through 2007, respectively. For the twelve months ended December 31, 2007, the comparable group had a higher net ROAA of 0.45 percent, while all thrifts indicated an ROAA of 0.35 percent. The Bank’s core or normalized earnings, as shown in Exhibit 7, were modestly lower than its net earnings and resulted in a 0.20 percent core return on assets for the twelve months ended December 31, 2007. That core ROAA was also lower than the comparable group at 0.42 percent, all thrifts at 0.35 percent and New England thrifts at 0.42 percent. Despite these higher expenses, the efficiency ratio for Auburn is still similar to the comparable group.

Earnings Performance (cont.)

          Auburn’s earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its provisions for loan losses and any charge-offs that may be required. The Bank’s noninterest income has remained generally stable from 2003, through 2007, while overhead expenses indicate a modest increase during that period, remaining lower than industry averages. The Bank’s net interest margin, lower than the comparable group, has been the primary result of its higher cost of interest-bearing liabilities and its larger ratio of interest bearing liabilities to assets, partially offset by its higher yield on interest-earning assets.

          The Bank’s balance of nonperforming assets indicates a low five year 0.11 percent average ratio to assets and net charge-offs (recoveries) of $41,000 in 2003, -0- in 2003, -0- in 2004, $(10,000) in 2005, and -0- in 2006 and -0- in 2007.

          In recognition of the foregoing earnings related factors, with consideration of Auburn’s current performance measures, recognizing the upward impact of conversion proceeds on net interest margin offset by the cost impact of the ESOP and RRP expenses, a minimal downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

          Auburn’s primary market area for both retail deposits and lending consists of Androscoggin County, Maine, the location of both its offices in the cities of Auburn and Lewiston. As discussed in Section II, from 1990 to 2000, this primary market area experienced a slight decrease in population and a modest increase in households. The market area had a similar per capita income and household income to Maine and the United States. From 2000 to 2007, the population of Androscoggin County increased by 5.9 percent and the county’s households increased by a greater 7.6 percent, both growth rates being similar to Maine but

Market Area (cont.)

modestly lower than the United States. Between 2007 and 2012, the population and households in Androscoggin County are projected to increase at somewhat slower rates of 4.2 percent and 5.3 percent, respectively. In both 1990 and 2000, the median housing values and median rents in the Bank’s market area were lower than in both Maine and the United States. The average unemployment rate in Androscoggin County was 5.0 percent in 2003, compared to an identical 5.0 percent in Maine and 6.0 percent in the United States. By December of 2007, the county’s unemployment rate decreased to 4.6 percent, which is the same as both Maine and the United States.

          Approximately 82 percent of the Bank’s deposits are in its Auburn office, with the remaining 18 percent in its Lewiston office. Although Lewiston has a larger population and number of households, Auburn indicates a higher per capita income and median household income than Lewiston. In the Bank’s primary market area, the services sector represented the primary source of employment in 2000, followed by the wholesale/retail and manufacturing sectors, consistent with both state and national proportions.

          The financial competition in Androscoggin County, based on total deposits, is fairly strong in the context of the county’s population, demographics and economic base, with thrifts and commercial banks holding similar deposit balances. With deposits of $45.0 million at December 31, 2007, Auburn held modest market shares of thrift and total financial institution deposits.

          In recognition of the foregoing factors, we believe that no adjustment is warranted for the Bank’s primary market area relative to the comparable group.

FINANCIAL CONDITION

          The financial condition of Auburn is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 41, 42 and 43. The Corporation’s ratio of total equity to total assets was 7.06 percent at December 31, 2007, which was significantly lower than the comparable group at 14.88 percent, all thrifts at 11.01 percent and New England thrifts at 15.03 percent. With the minority offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to approximately 9.5 percent, and the Bank’s pro forma equity to assets ratio will increase to approximately 8.3 percent.

          The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Auburn had a higher 85.8 percent ratio of net loans to total assets at December 31, 2007, compared to the comparable group at 69.0 percent. All thrifts indicated a lower 72.2 percent, as did New England thrifts at 66.6 percent. The Bank’s 7.9 percent share of cash and investments was lower than the comparable group at 16.7 percent, while all thrifts were at 13.9 percent and New England thrifts were at 17.9 percent. Auburn’s 0.83 percent ratio of mortgage-backed securities to total assets was much lower than the comparable group at 9.0 percent and all thrifts at 8.5 percent. The Bank’s 70.9 percent ratio of deposits to total assets was very modestly lower than the comparable group at 73.1 percent, but higher than all thrifts at 51.5 percent and New England thrifts at 63.0 percent. Auburn’s 21.5 percent ratio of borrowed funds to assets was higher than the comparable group at 10.5 percent, much lower than all thrifts at 35.3 percent and higher than New England thrifts at 13.5 percent.

          Auburn had intangible assets of 0.11 percent of assets, consisting of mortgage servicing rights, and had repossessed real estate equal to 0.20 percent of assets, compared to ratios of 0.78 percent and 0.04 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.73 percent and real estate owned of 0.20 percent. Apart from its 0.20 ratio to assets of repossessed real estate, the Bank had no additional nonperforming assets at December 31, 2007. The comparable group had a higher 0.78 percent ratio of nonperforming assets to total assets, as did all thrifts at 1.28 percent and New England

Financial Condition (cont.)

thrifts at 0.37 percent. Historically, the Bank’s ratio of nonperforming assets to total assets has been generally modest and lower than industry averages. The Bank’s ratio of nonperforming assets to total assets was 0.12 percent, zero, 0.24 percent, zero, and 0.20 percent at December 31, 2003, 2004, 2005, 2006, and 2007, respectively, averaging 0.11 percent for the five years.

          The Bank had a modestly higher 14.0 percent share of high risk real estate loans, compared to 12.1 percent for the comparable group and 10.3 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

          At December 31, 2007, Auburn had $309,000 of allowances for loan losses, which represented 0.49 percent of assets and 0.56 percent of total loans. The comparable group indicated allowances equal to a similar 0.53 percent of assets and a larger 0.762 percent of total loans. More significant, however, is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Auburn’s $309,000 of allowances for loan losses, represented a strong and favorable 249.19 percent of nonperforming assets at December 31, 2007, compared to the comparable group’s much lower 83.73 percent, with all thrifts at a lower 146.89 percent and New England thrifts at a higher 326.24 percent. Auburn’s higher ratio of allowance for losses to nonperforming assets was due to the Bank’s much lower nonperforming assets. Auburn’s ratio of net charge-offs to average total loans was less than 0.01 percent, compared to 0.12 percent for the comparable group, 0.15 percent for all thrifts and 0.08 percent for New England thrifts. This ratio reflects the Bank’s maintenance of a modestly lower average ratio of reserves to loans, and a higher ratio of reserves to nonperforming assets, combined with the Bank’s larger share of higher risk loans and much lower nonperforming assets.

          Auburn has a moderate level of interest rate risk, evidenced by the decrease in its net portfolio value to assets ratio under conditions of rising interest rates. As discussed previously, the Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 6.45 percent

Financial Condition (cont.)

and indicates a 218 basis point decrease from its 8.63 percent based on no change in interest rates. In order to moderate its interest rate risk, the Bank’s strategy has been to originate and retain adjustable-rate mortgage loans, mortgage-backed securities and commercial loans. At the close of fiscal year 2007, approximately 25 percent of the Bank’s mortgage loans and 80 percent of its commercial loans carried adjustable rates. The Bank also recognizes that the planned minority stock offering will immediately strengthen the Bank’s post shock NPV ratio.

          Compared to the comparable group, we believe that no adjustment is warranted for Auburn’s current financial condition.

BALANCE SHEET AND EARNINGS GROWTH

          During its most recent five calendar years, Auburn has been characterized by lower average rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from 2003 to 2007 was 2.2 percent, compared to a higher 8.0 percent for the comparable group, 9.2 percent for all thrifts, and 10.9 percent for New England thrifts. The Bank’s lower asset growth rate is reflective primarily of its lower loan and deposit growth and lower than average earnings during that five year period. The Bank’s loan portfolio indicates an average annual increase of 7.3 percent from 2003 to 2007, compared to average growth rates of 14.4 percent for the comparable group, 10.9 percent for all thrifts and 13.2 percent for New England thrifts.

          Auburn’s deposits indicate an average annual increase of 4.6 percent from 2003 to 2007. Annual deposit growth was from negative growth of 0.7 percent in 2007 to a high of 14.6 percent in 2005, compared to average five year growth rates of 5.9 percent for the comparable group, 8.3 percent for all thrifts and 7.7 percent for New England thrifts. In addition to its lower rate of deposit growth, the Bank had a higher 23.4 percent five average ratio of borrowed funds to assets, compared to the comparable group at 8.9 percent.

Balance Sheet and Earnings Growth (cont.)

          The Bank’s ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and deposit products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Androscoggin County experienced a small decrease in population and a modest increase in households between 1990 and 2000, followed by modest increases in both population and households from 2000 to 2007. Those modest increases are projected to continue through 2012. The Bank’s primary market area indicates 2000 and 2007 per capita income and median household income modestly lower than Maine and the United States. In 2000, the median housing value and median rent in Androscoggin County were also lower than Maine and the United States.

          The Bank’s historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment in a market area with modest growth in population and households, as well as per capita and median household income lower than state and national levels. Auburn’s internal projections indicate modest 2.8 percent deposit growth in 2008, partially reflecting the outflow of deposits to purchase stock, followed by continuing modest growth of 4.3 percent and 4.0 percent in 2009 and 2010, respectively. Total portfolio loans are projected to experience moderate growth in each of the next three years, as conversion proceeds are deployed, with cash and investments also rising modestly. Auburn’s competitive operating environment, together with its projected deposit growth during the next few years, combined with moderate loan growth, should result in the continuation of lower asset, loan and deposit growth for the Bank relative to the comparable group.

          As previously discussed, Auburn’s historical net interest margin and net earnings have been lower than the comparable group, as well as regional and national averages. Based on the deployment of offering proceeds, the Bank’s internal projections indicate that its volume of interest income and its yield on interest-earning assets will increase very modestly in 2008, 2009 and 2010, resulting in a very mildly increasing trend in ROAA and ROAE. It is anticipated,

Balance Sheet and Earnings Growth (cont.)

nevertheless, that Auburn’s net interest margin and ROAA will not equal or exceed those of the comparable group within that three year horizon. Additionally, although the Bank’s ratio of equity to assets will increase by between 100 basis points and 200 basis points following the completion of its minority offering, that ratio is projected to decrease modestly from 2008 to 2010 as a result of leveraging strategies and will remain significantly lower that the comparable group average.

          Based on the foregoing factors, we have concluded that a downward adjustment to the pro forma value is warranted for the Bank’s potential for balance sheet and earnings growth relative to the comparable group.

DIVIDEND PAYMENTS

          The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations.

          All ten of the comparable group institutions paid cash dividends during the twelve months ended December 31, 2007, for an average dividend yield of 3.08 percent and an average payout ratio of 160.25 percent. The average dividend yield is 1.97 percent for New England thrifts and 2.62 percent for all thrifts and the average payout ratio is 71.91 percent for New England thrifts and 69.84 percent for all thrifts. Such a higher payout ratio for the comparable group relates to the structure of mutual holding companies and the waiver of dividends on the majority shares owned by the mutual holding company.

          In our opinion, no adjustment to the pro forma market value of the Bank is warranted at this time related to the dividend payment.

SUBSCRIPTION INTEREST

          In 2007, investors’ interest in new issues declined significantly compared to 2006 and subscription levels have been consistently lower. Overall, the reaction of IPO investors appears generally to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, the anticipation of continuing merger/acquisition activity in the thrift industry, current aftermarket pricing activity and the indirect impact of the subprime market concerns and actual losses by many subprime lenders in bank stock prices. It has also been observed that in general, first and second stage mutual holding company offerings generate lower subscription levels than full conversions.

          Auburn will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $150,000 or 5.6 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 3.43 percent of the total shares issued in the offering, including the shares issued to Auburn Bancorp, MHC, the mutual holding company. Additionally, the Prospectus restricts to 10,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 15,000 shares by persons and associates acting in concert.

          The Bank has secured the services of Keefe Bruyette & Woods, Inc., to assist in the marketing and sale of the conversion stock.

          Based on the size of the offering, recent market movement and current market conditions, local market interest, price activity in the aftermarket, the terms of the offering and recent subscription levels for initial mutual holding company offerings, we believe that a downward adjustment is warranted for the Corporation’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

          The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Keefe Bruyette & Woods, Inc. The stock of the Corporation will be quoted on the OTC Bulletin Board.

          The Bank’s total public offering is modestly smaller in size to the average market value of the comparable group. The comparable group has an average market value of $69.1 million for the stock outstanding compared to a midpoint public offering of $2.7 million for the Corporation, less the ESOP and the estimated 15,000 shares to be purchased by officers and directors, which will reduce the Corporation’s public market capitalization to approximately $2.3 million. Of the ten institutions in the comparable group, nine trade on NASDAQ and one trades on the American Stock Exchange.

          In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 74 mutual holding companies with the 204 fully converted stock companies. Our findings indicate that the fully converted companies have an average market capitalization of $355.8 million, while the mutual holding companies’ average market capitalization is $242.6 or 32 percent smaller; and that mutual holding companies average 17.0 million shares, with fully converted stock companies averaging 25.4 million shares. We find it significant, therefore, that the average daily trading volume of mutual holding companies was 16,982 shares during the past twelve months, while fully converted stock companies indicated an average daily volume of 433,004 shares, 25.5 times higher than the mutual holding companies. The market capitalization of the mutual holding companies was only 32 percent smaller than the fully converted companies and their average number of shares outstanding was only 33.1 percent smaller than the fully converted companies, while their trading volume was 96.1 percent lower.

          Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding

Liquidity of the Stock (cont.)

companies, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

          The president and chief executive officer of Auburn is Allen T. Sterling, who has served the Bank in that capacity since 1996 and will become a director of the Bank, the Corporation and the mutual holding company following the MHC reorganization. Mr. Sterling has been in bank management since 1973. Rachel A. Haines is currently senior vice president and treasurer of Auburn and has served as treasurer since 2005, joining the Bank in 1986. Bruce M. Ray has served as senior vice president and senior loan officer of Auburn since 1997 and was a loan officer at two other Maine savings institutions from 1972 to 1997.

          During the past five years, Auburn has been able to increase its deposit base, total assets and total equity, maintain a stable equity to asset ratio, control nonperforming assets, classified loans and charge-offs, maintain a reasonable overhead expense position, particularly for a smaller institution, and slightly increase its market share in spite of strong competition. Although the Bank’s earnings and return on assets are below comparable group and industry averages, its operating expenses have been similar or below to such averages and management is confident that its offices are well positioned for reasonable growth and higher profitability.

          Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

          The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

          Based on prevailing market conditions, which have pressured the banking industry, particularly considering weaknesses in the aftermarket for initial financial institution offerings, we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in current offerings and, in our opinion, applicable to this particular offering. Consequently, at this time we have made a downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION APPROACH, METHODS AND CONCLUSION

Valuation Approach

          As indicated in Section 3 of this Appraisal, in order to moderate the differences among the twelve comparable group companies, all of which are mutual holding companies, we will derive their pricing ratios on a fully converted basis by applying pro forma second stage conversion assumptions to their current financial structure. Our application to the Corporation of the market value adjustments relative to the comparable group determined in Section 4 will be the basis for the pro forma market value of the Corporation on a fully converted basis, pursuant to regulatory guidelines.

          Exhibit 45 presents the Comparable Group Financial and Per Share Data and Exhibit 46 presents the Comparable Group Share and Market Data reflecting the comparable group’s current mutual holding company structure.

          Exhibit 47 presents the adjusted Comparable Group Share and Market Data subsequent to our application of pro forma second stage conversion assumptions to the comparable group’s current mutual holding company structure. Those assumptions include the sale of all MHC shares at their current trading price on February 15, 2008; the reduction of the gross proceeds to recognize the impact of exemplary and customary offering expenses and benefit plans; and the reinvestment of the net proceeds at reasonable and current market rates, tax effected, to determine the pro forma earnings impact of the net proceeds.

Valuation Methods

          Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, additional attention has

Valuation Methods (cont.)

been given to the price to core earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions. In our opinion, the price to book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method.

          In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s earnings performance, balance sheet and earnings growth, stock liquidity, subscription interest and for the marketing of the issue. No adjustments were made for financial condition, market area, dividend payments and management.

Valuation Range

          In addition to the pro forma market value, we have defined a valuation range recognizing the 45 percent public offering and the 55 percent interest in the Corporation to be retained by Auburn Bancorp, MHC the Maine chartered mutual holding company parent of the Corporation. The pro forma market value or appraised value will also be referred to as the “midpoint value”, with the remaining points in the valuation range based on the number of shares offered to the public. The number of public shares at the minimum will be 15 percent less than at the midpoint; increasing at the maximum to 15 percent over the midpoint; and further increasing at the maximum, as adjusted, commonly referred to as the supermaximum, to 15 percent over the maximum.

Price to Book Value Method

          In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition. Exhibit 48 shows the fully converted average and median price to book value ratios for the comparable group, which were 79.02 percent and 78.45 percent, respectively. The full comparable group indicated a moderately narrow range, from a low of 68.08 percent to a high of 93.13 percent. The comparable group had slightly higher average and median price to tangible book value ratios of 81.87 percent and 82.10 percent, respectively, with the same range of 68.08 percent to 93.13 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed modestly from a low of 69.51 percent to a high of 85.69; and the comparable group’s price to tangible book value range narrowed modestly from a low of 75.91 percent to a high of 89.49 percent.

          The Corporation’s book value was $4,481,000 and its tangible book value was $4,499,000 at December 31, 2007. Considering the foregoing factors, in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 64.69 percent and a corresponding fully converted price to tangible book value ratio of 64.57 percent at the midpoint. The fully converted price to book value ratio increases from 60.25 percent at the minimum to 72.03 percent at the maximum, as adjusted, while the fully converted price to tangible book value ratio increases from 60.12 percent at the minimum to 71.91 percent at the maximum, as adjusted.

          The Corporation’s fully converted pro forma price to book value ratio of 64.59 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 49, is influenced by the Bank’s capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after the completion of the public offering at the midpoint of the valuation range will be approximately 13.4 percent compared to 14.9 percent for the comparable group.

Price to Core Earnings Method

          The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Corporation’s after tax core earnings for the twelve months ended December 31, 2007, were $127,000 (reference Exhibit 7) and its net earnings were a higher $132,000 for that period. To opine the pro forma market value of the Corporation using the price to core earnings method, we applied the core earnings base of $127,000.

          In determining the fully converted price to core earnings multiple, we reviewed the ranges of fully converted price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. As indicated in Exhibit 48, the average fully converted price to core earnings multiple for the comparable group was 35.51 while the median was a lower 30.74. The average price to net earnings multiple was a similar 33.57 and the median multiple was 29.27. The comparable group’s fully converted price to core earnings multiple was moderately higher than the 30.42 average multiple for all publicly-traded, FDIC-insured thrifts and higher than their median of 19.66. The range of the fully converted price to core earnings multiple for the comparable group was from a low of 16.32 to a high of 68.35. The range in the fully converted price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 22.05 to a high of 51.27 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

          Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 44.33 at the midpoint, based on the Corporation’s core earnings of $127,000 for twelve months ended December 31, 2007. The Corporation’s fully converted core earnings multiple of 44.33 is modestly higher than its net earnings multiple of 42.62 as a result of the earnings adjustments previously noted and detailed in Exhibit 7.

Price to Assets Method

          The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true ratio following conversion.

          Exhibit 48 indicates that the average fully converted price to assets ratio of the comparable group was 18.24 percent and the median was 15.81 percent. The range in the price to assets ratios for the comparable group varied from a low of 7.63 percent to a high of 35.43 percent. The range narrows modestly with the elimination of the two extremes in the group to a low of 8.49 percent and a high of 25.49 percent.

          Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.66 percent at the midpoint, which ranges from a low of 7.45 percent at the minimum to 11.18 percent at the maximum, as adjusted.

Valuation Analysis and Summary

          Exhibits 49 through 53 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation and the comparable group as fully converted.

          Exhibit 54 presents the discounts or premiums of the Corporation’s fully converted pricing ratios relative to those of the fully converted comparable group. Based on the Corporation’s fully converted price to book value ratio and its equity of $4,481,000 at December 31, 2007, the Bank’s price to book value ratio of 64.69 percent represents a midpoint discount

Valuation Analysis and Summary (cont.)

relative to the fully converted comparable group of 18.13 percent. The Corporation’s fully converted price to core earnings multiple of 44.33 and price to net earnings multiple of 42.62 times earnings represent midpoint premiums relative to the fully converted comparable group of 32.05 percent and 26.94 percent, respectively. Recognizing the Corporation’s December 31, 2007, asset base of $63,458,000, the Bank’s fully converted price to assets ratio of 8.66 percent represent a midpoint discount relative to the fully converted comparable group of 52.49 percent.

          Exhibits 55 through 60 present the pro forma valuation analysis and conclusions, pricing ratios, use of offering proceeds and a summary of the valuation premiums or discounts relative to the three valuation approaches based on the Corporation’s minority offering and the reported pricing ratios of the comparable group in their current mutual holding company structure.

          Exhibit 61 presents the discounts or premiums of the Corporation’s minority offering pricing ratios relative to those actually reported by comparable group. At the midpoint, the Corporation’s minority offering price to book value ratio of 95.92 percent represents a discount of 30.95 percent relative to the comparable group and decreases to 18.76 percent at the maximum, as adjusted. The price to core earnings multiple of 47.04 for the Corporation at the midpoint value indicates a discount of 25.60 percent, decreasing to a smaller discount of 3.36 percent at the maximum, as adjusted. The Corporation’s price to assets ratio of 9.06 percent at the midpoint represents a discount of 57.72 percent, decreasing to a discount of 44.73 percent at the maximum, as adjusted.

Valuation Conclusion

          As presented in Exhibit 49, the fully converted pro forma valuation range of the Corporation is from a minimum of $5,015,000 or 501,500 shares at $10.00 per share to a maximum of $6,785,000 or 678,500 shares at $10.00 per share, with a maximum, as adjusted, of $7,802,750 or 780,275 shares at $10.00 per share. Exhibit 49 also presents in detail the total

Valuation Conclusion (cont.)

number of shares to be issued at each valuation range and the respective number of shares issued to the mutual holding company, the public and the foundation.

          It is our opinion that, as of February 15, 2008, the pro forma market value of the Corporation was $5,900,000 at the midpoint, representing a total of 590,000 shares at $10.00 per share, including 225,675 shares or 45 percent of the total shares offered to the public and 324,500 shares or 55.00 percent of the total shares issued to Auburn Bancorp, MHC, the mutual holding company.